Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
dcarey@lazarpartners.com
Electro-Optical Sciences Announces Agreement with L’Oreal
For Cosmetic Applications of Novel Imaging Technology
IRVINGTON, New York – March 28, 2007 – Electro-Optical Sciences, Inc. (“EOS”) [NASDAQ: MELA], today announced the signing of an agreement with L’Oreal to study and assess the feasibility of using EOS’ novel multi-spectral imaging technology for the evaluation and differentiation of pigmented skin lesions of cosmetic importance. EOS has granted L’Oreal an option to take an exclusive license to use EOS technology in the field covered by the research, on terms to be mutually agreed. The laboratory and clinical research will be funded by L’Oreal.
“We are delighted to collaborate with the L’Oreal researchers in Paris who are acknowledged worldwide leaders in the science of skin conditions,” said Joseph V. Gulfo, MD, MBA, President and Chief Executive Officer of EOS. “The work that we will perform with L’Oreal is based on the years of clinical research that we have undertaken and experience that we have amassed in the development of MelaFind®. Important multi-spectral imaging-based diagnostic systems for cosmetic conditions may result directly from this collaboration.”
“Based on the results to date with MelaFind, we believe that EOS possesses excellent technology for automated evaluation of pigmented skin lesions of cosmetic importance,” said Olivier De Lacharierre, MD, Director of Prospective Clinical Research of L’Oreal. “We look forward to working with the EOS team and developing technology that will advance the differentiation and cosmetic treatment of these lesions.”
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind®, EOS’s flagship product, features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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